Exhibit 99.j
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 17, 2006, relating to the financial statements and financial highlights which appear in the December 31, 2005 Annual Report to Shareholders of Muhlenkamp Fund (constituting the Wexford Trust hereafter referred to as the “Fund”), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.
PricewaterhouseCoopers LLP
Milwaukee, WI
February 22, 2006